UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Definitive Proxy Statement

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International Media Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL MEDIA ACQUISITION CORP.
1604 US Highway 130
North Brunswick, NJ 08902

January 26, 2023

Dear Stockholders:

As you know, a special meeting (the “Special Meeting”) of stockholders of International Media Acquisition Corp. (the “Company,” “International Media,” “IMAQ” or “we”) was scheduled to be held at 10:00 a.m. Eastern Time on January 26, 2023 to consider and vote upon the following proposals:

(i)	Proposal 1 — A proposal to amend IMAQ’s current certificate of incorporation (the “Current Charter”), giving the Company the right to further extend the date by which it has to consummate a business combination (the “Combination Period”) for an additional three (3) months, from February 2, 2023 to May 2, 2023, with an ability to further extend by three (3) additional one (1) month periods until August 2, 2023 (i.e., for a total period of time ending 24 months from the consummation of its initial public offering (the “IPO”) (the “Charter Amendment”) (we refer to this proposal as the “Charter Amendment Proposal”);

(ii)	Proposal 2 — A proposal to amend IMAQ’s investment management trust agreement, dated as of July 28, 2021 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), allowing the Company to extend the Combination Period one (1) time for an additional three (3) months from February 2, 2023 to May 2, 2023, with an ability to further extend by three (3) additional one (1) month periods until, August 2, 2023 (as amended, the “Trust Amendment”) for no additional consideration (we refer to this proposal as the “Trust Amendment Proposal”); and

(ii)	Proposal 3 — To act on such other matters as may properly come before the meeting or any adjournment or adjournments thereof (we refer to this proposal as the “Adjournment Proposal”).

On or about January 9, 2023, the Company mailed to you a proxy statement relating to the Special Meeting. The attached Supplement to the proxy statement contains additional information that supplements the proxy statement. The Company urges you to read this Supplement, together with the proxy statement previously sent to you, carefully and in its entirety.

The Company is providing this Supplement to reflect that Content Creation Media LLC, the Company’s sponsor, or any of its affiliates or designees (the “Contributors”) must deposit into the trust account (the “Trust Account”) $385,541.10 for the three-month extension and $128,513.70 for each subsequent one-month extension. Each such deposit is referred to herein as an “Extension Payment.” Each Extension Payment will be deposited in the trust account on or prior to the applicable deadline. The Extension Payment(s) will bear no interest and will be repayable by the Company to the Contributors upon consummation of an initial business combination. The loans will be forgiven by the Contributors if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the trust account.

In addition, the Company would like to clarify that the Company will not use the proceeds placed in the trust account and the interest earned thereon to pay any excise taxes or any other similar fees or taxes in nature that may be imposed on the Company pursuant to any current, pending or future rules or laws, including without limitation any excise tax due imposed under the Inflation Reduction Act of 2022 on any redemptions or stock buybacks by the Company.

Due to the changes described above, the Company has decided to postpone the special meeting to January 27, 2023 at 9:00 A.M. Eastern time. Stockholders will have until January 26, 2023 to submit a proxy or to revoke a previously-given proxy. As previously announced, the meeting will be held via teleconference at:

Telephone access (listen-only):
Within the U.S. and Canada:
1 800-450-7155 (toll-free)
Outside of the U.S. and Canada:
1 857-999-9155 (standard rates apply)
Passcode for telephone access:
3239540#

The deadline for holders of our public shares to demand that such shares be converted for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, has been extended to 5:00 p.m. Eastern time on January 26, 2023. Any demand for conversion, once made, may be withdrawn at any time until the deadline for exercising conversion requests (and submitting shares to the transfer agent) and thereafter, with our consent. If you delivered your shares for conversion to our transfer agent and decide within the required timeframe not to exercise your conversion rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the original proxy statement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this Supplement to the proxy statement.

I look forward to seeing you at the meeting.

January 26, 2023	By Order of the Board of Directors,

/s/ Shibasish Sarkar
Shibasish Sarkar
Chief Executive Officer

Your vote is important. If you are a stockholder of record, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote virtually at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal and the Trust Amendment Proposal, and an abstention will have the same effect as voting against the Charter Amendment Proposal and the Trust Amendment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Adjournment Proposal.

SUPPLEMENT NO. 1 DATED JANUARY 26, 2023

TO

PROXY STATEMENT

DATED JANUARY 9, 2023

INTERNATIONAL MEDIA ACQUISITION CORP.

1604 US Highway 130
North Brunswick, NJ 08902

This proxy statement supplement (the “Supplement”) is being filed with the United States Securities and Exchange Commission and is being made available to stockholders of record of International Media Acquisition Corp. (the “Company”) as of the close of business on December 5, 2022. The following information supplements and should be read in conjunction with the original proxy statement dated January 9, 2023 that the Company mailed to you on or about January 9, 2023 (the “Original Proxy Statement”). All capitalized terms not defined herein shall have the same meaning as in the Original Proxy Statement.

The Company is providing this Supplement to reflect that Content Creation Media LLC, the Company’s sponsor, or any of its affiliates or designees (the “Contributors”) must deposit into the trust account (the “Trust Account”) $385,541.10 for the three-month extension and $128,513.70 for each subsequent one-month extension. Each such deposit is referred to herein as an “Extension Payment.” Each Extension Payment will be deposited in the trust account on or prior to the applicable deadline. The Extension Payment(s) will bear no interest and will be repayable by the Company to the Contributors upon consummation of an initial business combination. The loans will be forgiven by the Contributors if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the trust account. The Company’s Investment Management Trust Agreement, dated July 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company will be amended (the “Trust Amendment”) to reflect the foregoing. The Trust Amendment is attached hereto as Annex B. Below is the Trust Amendment Proposal from the Original Proxy Statement as restated to reflect the foregoing.

In addition, the Company would like to clarify that the Company will not use the proceeds placed in the trust account and the interest earned thereon to pay any excise taxes or any other similar fees or taxes in nature that may be imposed on the Company pursuant to any current, pending or future rules or laws, including without limitation any excise tax due imposed under the Inflation Reduction Act of 2022 on any redemptions or stock buybacks by the Company.

Due to the changes described above, the Company has decided to postpone the special meeting to January 27, 2023 at 9:00 A.M. Eastern time. Stockholders will have until January 26, 2023 to submit a proxy or to revoke a previously-given proxy. As previously announced, the meeting will be held via teleconference at:

Telephone access (listen-only):
Within the U.S. and Canada:
1 800-450-7155 (toll-free)
Outside of the U.S. and Canada:
1 857-999-9155 (standard rates apply)
Passcode for telephone access:
3239540#

The deadline for holders of our public shares to demand that such shares be converted for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, has been extended to 5:00 p.m. Eastern time on January 26, 2023. Any demand for conversion, once made, may be withdrawn at any time until the deadline for exercising conversion requests (and submitting shares to the transfer agent) and thereafter, with our consent. If you delivered your shares for conversion to our transfer agent and decide within the required timeframe not to exercise your conversion rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

PROPOSAL 2: THE TRUST AMENDMENT

The Trust Amendment

The proposed Trust Amendment would amend our existing Investment Management Trust Agreement (as amended, the “Trust Agreement”), dated as of July 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), allowing the Company to extend the Combination Period for an additional three (3) month period, with an ability to further extend by up to three (3) one (1) month periods, from February 2, 2022 up to August 2, 2023 by depositing into the trust account (the “Trust Account”) $385,541.10 for the three-month extension and $128,513.70 for each subsequent one-month extension (each, an “Extension Payment”). A copy of the proposed Trust Amendment is attached to this proxy statement as Annex B. All shareholders are encouraged to read the proposed amendment in its entirety for a more complete description of its terms.

Reasons for the Trust Amendment

The purpose of the Trust Amendment is to allow the Company more time to complete a business combination. The Company’s Current Charter and Trust Agreement provides that the Company has until August 2, 2022 to complete a business combination without the payment of additional amounts into the Company’s Trust Account and further provided that the Company had the right to extend the Combination Period two (2) times for an additional three (3) months each time from August 2, 2022 (i.e., 12 months from the consummation of the IPO) up to February 2, 2023 (i.e., 18 months from the consummation of the IPO). In July 2022, the Company held a special meeting and received stockholder approval to amend the Trust Agreement to reduce the amount deposited in the Trust Account for each such extension from $2,300,000 to $350,000. Our stockholders were given the ability to elect to redeem their shares in connection with the special meeting for a pro rata portion of the amount then on deposit in the Trust Account. The Company desires to further extend the Combination Period by three months to May 2, 2023, with an ability to further extend by up to three one month periods up until August 2, 2023.

As previously announced, the Company entered into a Stock Purchase Agreement dated October 22, 2022, (the “Stock Purchase Agreement,” and together with the other agreements and transactions contemplated by the Stock Purchase Agreement, the “Business Combination”), with Reliance Entertainment Studios Private Limited (“Reliance”) and Risee Entertainment Holdings Private Limited. Pursuant to the terms of the Stock Purchase Agreement, the Company will purchase all of the equity of Reliance in a series of transactions. The Board of Directors of the Company has unanimously (i) approved and declared advisable the Stock Purchase Agreement, the Business Combination and the other transactions contemplated thereby, and (ii) resolved to recommend approval of the Stock Purchase Agreement and related matters by the stockholders of the Company. The Company will hold a meeting of stockholders to consider and approve the proposed Business Combination and a proxy statement will be sent to all stockholders of the Company. The Company and other parties to the Stock Purchase Agreement are working towards satisfaction of the conditions to completion of the Business Combination, including the necessary filings with the U.S. Securities and Exchange Commission related to the transaction, but have determined that there will not be sufficient time before February 2, 2023 (its current termination date) to hold a special meeting to obtain the requisite stockholder approval of, and to consummate, the Business Combination. Accordingly, the Board has determined that it is in the best interests of our stockholders to extend the date that the Company has to consummate an initial business combination.

After consultation with Content Creation Media LLC (the “Sponsor”), IMAQ management has reasons to believe that, if the Charter Amendment Proposal and the Trust Amendment Proposal are approved, the Sponsor or its affiliates will contribute as a loan to the Company $385,541.10 for the three-month extension and $128,513.70 for each subsequent one-month extension (each loan being referred to herein as a “Contribution”) for the Company to deposit the funds into the Trust Account as the Extension Payment, upon five days’ advance notice prior to the applicable deadline. The Contribution(s) will bear no interest and will be repayable by the Company to the Sponsor upon consummation of an initial business combination. The loans will be forgiven if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the Trust Account.

If the Trust Amendment Is Not Approved

If the Charter Amendment and Trust Amendment are not approved, and we do not consummate an initial business combination by February 2, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and our warrants to purchase Common Stock will expire worthless, or (ii) extend the Combination Period for three months each time by depositing $2,300,000 (or $0.10 for each public share) to the Trust Account.

The Company’s initial stockholders have waived their rights to participate in any liquidation distribution with respect to their insider shares. There will be no distribution from the Trust Account with respect to the Company’s warrants or rights, which will expire worthless in the event we wind up. The Company will pay the costs of liquidation from its remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has agreed to advance the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $50,000) and have agreed not to seek repayment of such expenses.

If the Trust Amendment Is Approved

If the Charter Amendment and Trust Amendment are approved, the amendment to the Trust Agreement in the form of Annex B hereto will be executed and the Trust Account will not be disbursed except in connection with our completion of the Business Combination or in connection with our liquidation if we do not complete an initial business combination by the applicable termination date. The Company will then continue to attempt to consummate a business combination until the applicable termination date or until the Company’s Board of Directors determines in its sole discretion that it will not be able to consummate an initial business combination by the applicable termination date as described below and does not wish to seek an additional extension.

Required Vote

Subject to the foregoing, the affirmative vote of at least a majority of the Company’s outstanding Common Stock, including the Founder Shares, will be required to approve the Trust Amendment Proposal. Our Board will abandon and not implement the Trust Amendment unless our stockholders approve both the Charter Amendment Proposal and the Trust Amendment Proposal. This means that if one proposal is approved by the stockholders and the other proposal is not, neither proposal will take effect. Notwithstanding stockholder approval of the Trust Amendment and the Charter Amendment, our Board will retain the right to abandon and not implement the Trust Amendment and the Charter Amendment at any time without any further action by our stockholders.

Our Board has fixed the close of business on December 5, 2022, as the date for determining the Company stockholders entitled to receive notice of and vote at the Special Meeting and any adjournment thereof. Only holders of record of the Company’s Common Stock on that date are entitled to have their votes counted at the Special Meeting or any adjournment thereof.

You are not being asked to vote on any business combination at this time. If the Trust Amendment is implemented and you do not elect to redeem your public shares now, you will retain the right to vote on a proposed business combination when it is submitted to stockholders and the right to redeem your public shares into a pro rata portion of the Trust Account in the event a business combination is approved and completed or the Company has not consummated the business combination by the applicable termination date.

Recommendation

The Company’s Board of Directors recommends that you vote “FOR” the Trust Amendment Proposal.

ANNEX B

 PROPOSED SECOND AMENDMENT
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of January [_], 2023, to the Investment Management Trust Agreement (as defined below) is made by and between International Media Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of July 28, 2021 (as amended by Amendment No.1 to the Investment Management Trust Agreement, dated July 26, 2022, the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, the Company obtained the requisite vote of the stockholders of the Company to approve this Amendment; and

NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by February 2, 2023 (the “Deadline Date”) (provided that the Board, in its discretion, upon written notice to the Trustee, may extend the Deadline Date by (i) three months on a single occasion (the “Initial Extension”) and (ii) following the Initial Extension, one month each on up to three occasions (each, a “Subsequent Extensions”), but in no event to a date later than August 2, 2023 (or, in each case , if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open)) if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of record as of such date; provided, however, that the Company or the Sponsor (or their respective affiliates or permitted designees) will deposit into the Trust Account (i) $385,541.10 for the Initial Extension and (ii) $128,513.70 for each Subsequent Extension (each, a “Contribution”); provided further, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders.

2.	Addition of Section 1(m). A new Section 1(m) shall be added as follows:

“(m) Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit E hereto at least five days prior to the applicable termination date (as may be extended in accordance with Section 1(i)), signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to such termination date (if and as applicable), to follow the instructions set forth in the Extension Letter.”

3.	Amendments to Definitions.

(i) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. The following defined term in the Trust Agreement shall be amended and restated in their entirety:

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated July 28, 2021, by and between International Media Acquisition and Continental Stock Transfer & Trust Company, as amended by Amendment No. 1 to Investment Management Trust Agreement dated July 26, 2022, and Amendment No.2 to Investment Management Trust Agreement dated [_], 2023.”; and

(ii) The term “Property” shall be deemed to include any Contribution paid to the Trust Account in accordance with the terms of the Amended and Restated Certificate of Incorporation and the Trust Agreement.

4.	Addition of Exhibit E. A new Exhibit E of the Trust Agreement is hereby added as follows:

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, N.Y. 10004

Attn: Francis Wolf and Celeste Gonzalez

Re:	Trust Account — Extension Letter

Gentlemen:

Pursuant to paragraphs 1(j) and 1(m) of the Investment Management Trust Agreement between Edify Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated July 28, 2021, by and between International Media Acquisition and Continental Stock Transfer & Trust Company, as amended by Amendment No. 1 to Investment Management Trust Agreement dated July 26, 2022, and Amendment No.2 to Investment Management Trust Agreement dated [_], 2022 (the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional [●] month[s], from [●], 2023 to [●], 2023] (the “Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement. This Extension Letter shall serve as the notice required with respect to Extension prior to the applicable termination date (as may be extended in accordance with Section 1(i) of the Trust Agreement). In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit the contribution in the amount of $[●] for such one-month extension until [●], 2023 (the “Contribution”), unless the Closing of the Company’s initial business combination shall have occurred, which will be wired to you, into the Trust Account investments upon receipt.

Very truly yours,

INTERNATIONAL MEDIA ACQUISITION CORP.

By:
[•],

cc: Chardan Capital Markets, LLC

5.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

6.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

7.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

8.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:	Francis Wolf
Title:	Vice President

INTERNATIONAL MEDIA ACQUISITION CORP.

By:
Name:	Shibasish Sarkar
Title:	Chief Executive Officer